Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.4

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

JANSSEN BIOTECH, INC.

AND

ORBIT BIOMEDICAL LIMITED

dated as of March 29, 2018

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

i

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ii

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedules

Schedule 1.1(a)	Data
Schedule 1.1(b)	Instrument
Schedule 1.1(c)	Purchased Inventory
Schedule 1.1(d)	Purchased Records
Schedule 1.1(e)	Seller’s Knowledge
Schedule 2.2(a)(iii)	Purchased Intellectual Property
Schedule 2.2(a)(iv)	Assumed Contracts
Schedule 3.7(b)	Regulatory Authorizations
Schedule 5.6(a)	Eligible Employees

Exhibits

Exhibit 2.4(b)(ii)	Bill of Sale
Exhibit 2.4(b)(iii)	Patent Assignment Agreement
Exhibit 2.4(b)(iv)	Trademark Assignment Agreement
Exhibit 2.4(b)(v)	Right of Reference Letter

iii

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 29, 2018, is entered into by and between Janssen Biotech, Inc., a Pennsylvania corporation (“Seller”), Orbit Biomedical Limited, a limited company organized under the Laws of England and Wales (“Buyer”). Seller and Buyer are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell to Buyer and Buyer’s designated Affiliates, and Buyer and Buyer’s designated Affiliates wish to purchase from Seller, all of Seller’s right, title and interest in, to and under the Technology and the other Purchased Assets, and Buyer and Buyer’s designated Affiliates will assume the Assumed Liabilities, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines, guidance documents and requirements promulgated thereunder, as may be in effect from time to time.

“Action” means any, action, suit, arbitration, audit, proceeding or investigation by, before or otherwise involving, any Third Party, including any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such first Person. For purposes of this definition, (i) a Person shall be deemed to Control another Person if it (a) owns or Controls, directly or indirectly, or has the ability to direct or cause the direction or Control of, more than 50% of the voting equity of the other Person, or (b) has the ability to direct, cause the direction of, or Control the management or policies of such other Person, whether through direct or indirect ownership of voting equity, by Contract or otherwise; and (ii) notwithstanding clause (i), no company in which Syncona Portfolio Limited has made a debt or equity investment (or any company Controlled by such company) shall be regarded as an Affiliate of any other company in which Syncona Portfolio Limited has made a debt or equity investment (or any company Controlled by such other company).

“Agreement” has the meaning set forth in the preamble hereof.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Allocation” has the meaning set forth in Section 2.9.

“Apportioned Obligations” has the meaning set forth in Section 5.3(a).

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bill of Sale” has the meaning set forth in Section 2.4(b)(ii).

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the Laws of the United States or that is a day on which banking institutions located in New York, New York, are authorized or required by Law or other governmental action to remain closed.

“Business Revenue” means, collectively, the following amounts that are earned by Buyer or its Affiliates from Third Parties, without duplication: [**]

“Buyer” has the meaning set forth in the preamble hereof.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.2.

“Cap” has the meaning set forth in Section 6.4(a).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Payment” has the meaning set forth in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, as to Buyer, the level of effort normally used by a similarly-situated development stage pharmaceutical company in the ordinary course, consistent with the efforts and resources that would commonly be devoted in the exercise of prudent scientific and business judgment relating to the research, development or commercialization of a product, that is of similar market potential at a similar stage in its development or product life.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated January 20, 2017, between Janssen Research & Development LLC and Syncona Investment Management Limited (as amended).

“Contracts” means contracts, commitments, agreements, leases, subleases, licenses, sublicenses and any other agreements, in each case, whether oral or written and, in each case, pursuant to which a Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is legally subject or bound.

“Control” including its various tenses and derivatives (such as “controlled” and “controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights.

“Data” means the items listed and described on Schedule 1.1(a).

“Data License” has the meaning set forth in Section 5.7(a).

“Earnout Products” means products sold by any Selling Person that are intended to be used with the instruments that are covered by the Purchased Intellectual Property.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Eligible Employees” has the meaning set forth in Section 5.6(a).

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Existing Instrument” has the meaning set forth in Section 5.7(c).

“Exploit”, including with correlative meaning the term “Exploitation”, means any or all of the following: research, develop, design, test, modify, manufacture, make, use, sell, have made, used and sold, offer for sale, import, reproduce, promote, market, distribute, commercialize, support, maintain, correct and create derivative works.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FIRPTA Certificate” has the meaning set forth in Section 5.3(e).

“Foreign Taxes” has the meaning set forth in Section 2.8.

“Fraud” means, with respect to any Party, common law fraud, as interpreted under the laws and by the courts of the State of Delaware; provided that Fraud shall only be deemed to exist if such Party had the intent to deceive or mislead the other Party.

“Fundamental Representations” has the meaning set forth in Section 6.1(a).

“Good Manufacturing Practices” means standards and methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packaging, testing or holding of pharmaceutical devices or products to ensure that such pharmaceutical devices or products meet the requirements of applicable Law and other requirements of any Governmental Authority; for purposes of this Agreement, Good Manufacturing Practices shall include FDA’s Quality System Regulations, codified at 21 C.F.R. Part 820.

“Governmental Authority” means any supra-national federal, state, local or foreign government, legislature, governmental or administrative agency, department, commission, bureau, board, instrumentality, self-regulatory association or authority, court or other authority or tribunal of competent jurisdiction (including any arbitration or other alternative dispute forum), or any other governmental authority or instrumentality or any Notified Body anywhere in the world.

“Gyroscope” means Gyroscope Therapeutics Ltd, a limited company organized under the Laws of England and Wales, together with any companies it Controls from time to time.

“ICC Rules” has the meaning set forth in Section 7.1(e).

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Indemnifying Party” has the meaning set forth in Section 6.5(a).

“Indemnity Termination Date” has the meaning set forth in Section 6.1(a).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Instrument” means the subretinal delivery system for pharmaceutical products that is under development by Seller or its Affiliates, as described on Schedule 1.1(b) and as may be otherwise covered by the Purchased Intellectual Property.

“Intellectual Property Rights” means any and all intellectual property rights and proprietary rights, including (i) Patents, copyrights, Trademarks and domain names or uniform resource locators, in each case including any registrations of, applications or register and renewals, modifications and extensions of, any of the foregoing, with or by any Governmental Authority or, the case of domain names or uniform resource locators, with or by any registry of the same, (ii) Know-How and (iii) all rights and remedies in any of the foregoing against past, present and future infringement, dilution, misappropriation or other violation thereof.

“IRS” means the Internal Revenue Service, or any successor agency thereto.

“Know-How” means all know-how, trade secrets and confidential or other proprietary information relating to technical, financial or business matters, whether patentable or unpatentable, including inventions, invention disclosures, discoveries, improvements, technologies in development, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, manufacturing processes, test processes, specifications, algorithms, models, methodologies, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to products or processes under development.

“Labeling” or “Label” shall be as defined in Section 201(m) of the Act (21 U.S.C. § 321(m)) and other comparable foreign Law relating to the subject matter thereof, including the applicable product’s label, packaging and instructions for use accompanying such product, and any other written, printed, or graphic materials accompanying such product, including patient instructions or patient indication guides.

“Law” means any constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, Order, award, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Liabilities” means liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Losses” has the meaning set forth in Section 6.2.

“Net Sales” means, subject to the conditions set forth below:

[**]

“Nightstar” means Nightstar Therapeutics plc, a public limited company organized under the Laws of England and Wales, together with any companies it Controls from time to time.

“Non-Assignable Right” has the meaning set forth in Section 5.1(c).

“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of Council Directive 93/42/EEC of 14 June 1993 concerning medical devices.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Patents” means all United States and foreign patents and patent applications (including all letters patent, design patents, provisional applications, reissues, divisions, continuations, continuations-in-part, renewals, substitutes, patent disclosures and extensions of any patent or patent application), utility models, community designs and applications therefor, industrial designs and applications for registration of industrial designs, and patents or applications that contain a claim which is enabled (as that term is used in 35 U.S.C. § 112) by any of the foregoing.

“Patent Assignment Agreement” has the meaning set forth in Section 2.4(b)(iii).

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Post-Closing Tax Period” has the meaning set forth in Section 5.3(a).

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date, and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Purchased Intellectual Property” has the meaning set forth in Section 2.2(a)(iii).

“Purchased Inventory” means the (i) instrument kit, the arm kit and the components thereof that have been manufactured and are stored as of the Closing Date at the [**] , (ii) surgical training equipment and (iii) office and laboratory equipment, in each case, as set forth on Schedule 1.1(c).

“Purchased Records” means the items listed or described on Schedule 1.1(d).

“Regulatory Authorizations” means (i) all licenses, permits, certificates, clearances, registrations, exemptions, approvals, consents and other authorizations, including those prepared for submission to or issued by any Governmental Authority or research ethics committee (including pre-market notification clearances, pre-market approvals, investigational device exemptions, non-clinical and clinical study authorizations, product re-certifications, manufacturing approvals and authorizations, CE mark certifications, pricing and reimbursement approvals, Labeling approvals, registration notifications or their foreign equivalent), that are

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

required for or relate to the Exploitation of any medical device or pharmaceutical product; and (ii) all applications, supporting files, writings, data, studies and reports, and all correspondence to, with, or from the FDA or any other Governmental Authority or research ethics committee, relating to any license, permit, certificate, clearance, CE mark, registration, exemption, approval, consent or other authorization described in clause (i).

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement or the transactions contemplated hereby.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives.

“Right of Reference Letter” has the meaning set forth in Section 2.4(b)(v).

“Seller” has the meaning set forth in the preamble hereof.

“Seller Indemnified Parties” has the meaning set forth in Section 6.3.

“Seller’s Knowledge” means the actual knowledge of the individuals listed in Schedule 1.1(e) and the actual knowledge such individuals should have had assuming the diligent exercise of such individual’s duties as a director, officer or employee of Seller with respect to the applicable representations and warranties of Seller that are relevant to such duties. The named individuals are acting for and on behalf of Seller and are in no manner personally liable or expressly or impliedly making any representations or warranties in an individual capacity. Buyer waives any right to sue or to seek any personal judgment or claim or take any other action against any such named individual in connection with the representations and warranties made by Seller herein.

“Selling Person” means Buyer, its Affiliates, Nightstar, Gyroscope or a licensee or transferee that is selling or manufacturing an Earnout Product under license or other transfer of rights from Buyer, Nightstar or Gyroscope.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, or withholding taxes, and shall include any Liability for Taxes of any other Person under applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Certification” has the meaning set forth in Section 2.8.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the IRS or other Tax authority.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Technology” means, collectively, the Purchased Inventory and the Purchased Intellectual Property.

“Third Party” means any Person other than: (i) Seller or Buyer, or (ii) any Affiliates of Seller or Buyer.

“Third Party Claim” has the meaning set forth in Section 6.5(a).

“Threshold” has the meaning set forth in Section 6.4(a).

“Trademark Assignment Agreement” has the meaning set forth in Section 2.4(b)(iv).

“Trademarks” means all United States and foreign trademarks and trademark applications.

“Transferred Employees” has the meaning set forth in Section 5.6(a).

“Transfer Taxes” has the meaning set forth in Section 5.3(b).

“Value Added Tax” means any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or any Tax levied by the United Kingdom in substitution for such Tax.

Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (h) references to monetary amounts are denominated in United States Dollars.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of Purchased Assets; Consideration.

(a) Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall (and as applicable, shall cause its Affiliates to) sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliates), free and clear of all Liens, and Buyer shall (and as applicable, shall cause its designated Affiliates to) purchase, take delivery of and acquire from Seller (or its Affiliates) all of Seller’s (and its Affiliates’) right, title and interest in, to and under all of the Purchased Assets.

(b) In consideration for the Purchased Assets and Seller’s other covenants and obligations hereunder, upon the terms and subject to the conditions hereof, Buyer shall (i) pay to Seller [**] (the “Closing Payment”) on the Closing Date by wire transfer of immediately available funds to the account or accounts designated by Seller by written notice to Buyer, (B) the Milestone Payment, as and to the extent provided in Section 2.5 and (C) the Earnout Payments, as and to the extent provided in Section 2.6 and (ii) subject to Section 2.3, assume the Assumed Liabilities at the Closing.

Section 2.2. Purchased Assets; Excluded Assets.

(a) The term “Purchased Assets” means all of Seller’s (and its Affiliates’, as applicable) right, title and interest in, to and under the following properties and assets (tangible or intangible):

(i) the Purchased Inventory;

(ii) the Purchased Records;

(iii) the Patents and Trademarks set forth on Schedule 2.2(a)(iii) (the “Purchased Intellectual Property”); and

(iv) the Contracts that are set forth on Schedule 2.2(a)(iv) (the “Assumed Contracts”), including all rights to receive goods and services purchased pursuant to such Assumed Contracts, and to assert claims and take other actions in respect of breaches or other violations thereof, in each case, solely to the extent such claims or other actions relate to facts or circumstances arising after the Closing.

(b) Neither Buyer nor any of its Affiliates, shall acquire from Seller (or its Affiliates, as applicable) pursuant to this Agreement any of the assets, property, rights and interests of Seller and its Affiliates other than the Purchased Assets (any such assets, property, rights and interests of Seller and its Affiliates, the “Excluded Assets”).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 2.3. Assumed Liabilities; Excluded Liabilities.

(a) Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller (or its applicable Affiliates) shall sell, convey, transfer and assign to Buyer (or its applicable Affiliates), and Buyer (or its applicable Affiliates) shall assume from Seller (or its applicable Affiliates), the Assumed Liabilities. “Assumed Liabilities” means Liabilities of Seller and, as applicable, its Affiliates (i) under the Assumed Contracts first arising after the Closing, but excluding any Liability arising from or relating to the breach thereof (or other material act or omission by the Seller or its applicable Affiliates prior to the Closing outside of the ordinary course of business other than in connection with entering into this Agreement and consummating the transactions contemplated hereby) on or prior to the Closing and (ii) arising out of the Exploitation of the Purchased Assets after the Closing (other than any Exploitation by or on behalf of Seller or its Affiliates prior to the Closing).

(b) Neither Buyer nor any of its Affiliates shall be the successor to Seller or any of its Affiliates, and neither Buyer nor any of its Affiliates expressly assumes and none of them shall become liable to pay, perform or discharge, any Liability whatsoever of Seller or any of its Affiliates, or arising out of or relating in any way to the Instrument, the Purchased Inventory or any of the other Purchased Assets, other than the Assumed Liabilities. All such Liabilities, other than the Assumed Liabilities, are referred to herein as the “Excluded Liabilities.” Seller shall pay, perform and discharge when due, all of the Excluded Liabilities. Buyer shall pay, perform and discharge when due, all of the Assumed Liabilities.

Section 2.4. Closing; Closing Deliverables.

(a) Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the Washington, D.C. office of Covington & Burling LLP on the date hereof (or remotely by the electronic exchange of the Closing deliverables described herein), or at such other date and place as may be agreed by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) this Agreement, duly executed by Seller;

(ii) the Bill of Sale and Assignment Agreement, substantially in the form of Exhibit 2.4(b)(ii) (the “Bill of Sale”), duly executed by Seller;

(iii) a Patent Assignment Agreement, substantially in the form of Exhibit 2.4(b)(iii) (the “Patent Assignment Agreement”), duly executed by Seller for which the responsibility and cost of recording in all jurisdictions shall be borne by Buyer;

(iv) a Trademark Assignment Agreement, substantially in the form of Exhibit 2.4(b)(iv) (the “Trademark Assignment Agreement”), duly executed by Seller for which the responsibility and cost of recording in all jurisdictions shall be borne by Buyer;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(v) a Right of Reference Letter, substantially in the form of Exhibit 2.4(b)(v) (the “Right of Reference Letter”), duly executed by Seller; and

(vi) an unredacted, fully executed copy of each Assumed Contract, physical possession of all tangible Purchased Assets, and electronic transfer of all electronic assets in a format acceptable to Buyer, together with all such other deeds, endorsements or other instruments as shall be reasonably requested by Buyer to vest in Buyer good and marketable title to all of the Purchased Assets, free and clear of all Liens.

(c) Buyer Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) the Closing Payment;

(ii) this Agreement, duly executed by Buyer;

(iii) the Bill of Sale, duly executed by Buyer and its applicable Affiliates;

(iv) the Patent Assignment Agreement, duly executed by Buyer; and

(v) the Trademark Assignment Agreement, duly executed by Buyer.

Section 2.5. Milestone Payment. Buyer shall pay to Seller [**] (the “Milestone Payment”) promptly following [**].

Section 2.6. Earnout Payments.

(a) Buyer shall pay to Seller an earnout equal to [**] of the Business Revenue plus [**] of Net Sales (each such payment, an “Earnout Payment”); provided that in no event shall the aggregate amount of the Earnout Payments exceed [**].

(b) Buyer shall make Earnout Payments within [**] following the end of each calendar year in which an Earnout Payment becomes due and payable pursuant to Section 2.6(a). Each Earnout Payment shall be accompanied by a written statement (an “Earnout Statement”) certified by an authorized officer of Buyer setting out in reasonable detail (i) the calculation of Business Revenue and Net Sales for such year and (ii) the Earnout Payment then due and payable.

(c) Subject to the other terms of this Section 2.6, upon at least [**] prior written notice from Seller, Buyer shall permit an independent certified public accountant reasonably selected by Seller, reasonably acceptable to Buyer and bound by customary confidentiality obligations pursuant to a written agreement with Buyer to inspect (during regular

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

business hours) the relevant records maintained by Buyer or its Affiliate relating to the Earnout Payments, with such inspection (A) to occur no more than [**] (and, if initiated, to be completed within [**] after the delivery of the Earnout Statement for a given year, provided, that, such period shall be extended to the extent Buyer or its Affiliates have not complied with its obligations to reasonably cooperate with Seller as required by this Section 2.6(c)) and (B) be limited to time periods occurring within [**] prior to the date of such notice to Buyer. Results of any such review shall be binding on both Parties absent manifest error. If any such review reveals an error in the calculation or payment of Earnout Payments by Buyer, then (i) Buyer shall promptly pay Seller the amount remaining to be paid if such error reflects an underpayment to Seller and (ii) Seller shall promptly pay Buyer the excess payment amount if such error reflects an overpayment to Seller. The Seller shall bear the cost incurred in connection with the engagement of an independent certified public accountant pursuant to this Section 2.6(c), provided, however, if the findings of such independent certified public accountant shows a discrepancy between the amount of the Earnout Payment to which Seller is entitled and the Earnout Payment amount reflected by Buyer in the Earnout Statement in Seller’s favor, then in addition to the payment of the shortfall in the Earnout Payment amount, and if such discrepancy exceeds [**] of the amount audited, then the fees and expenses of such independent certified public accountant in performing its review will be paid by Buyer.

Section 2.7. Commercially Reasonable Efforts. Buyer shall use Commercially Reasonable Efforts to take such actions as could result in the Milestone Payment and Earnout Payments becoming payable to Seller; provided, that so long as Buyer or all or substantially all of the assets owned by Buyer from time to time are owned directly or indirectly by Syncona Portfolio Limited, Nightstar or Gyroscope, such level of effort shall not require Buyer to take any actions other than with respect to products of Buyer, Nightstar and Gyroscope and their respective subsidiaries (i.e., no obligation to seek out or conduct any clinical trial with respect to any other product); provided, further, that in the event the Milestone Payment and the Earnout Payments are paid in full, Buyer shall no longer have any obligations pursuant to this Section 2.7.

Section 2.8. Withholding. At the time of any payment under this Agreement, Seller (and any of its Affiliates that sells Purchased Assets pursuant to this Agreement) shall certify that it is the beneficial owner of the payments received under this Agreement and that it is entitled to all of the benefits of the United Kingdom/United States Double Tax Convention in respect of those payments (the “Tax Certification”). Buyer shall be entitled to deduct and withhold from any payment payable hereunder any Tax required by applicable Law to be deducted and withheld (as determined in the good faith discretion of Buyer), in which event Buyer shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and shall send to Seller proof of such payment within [**] following such payment. If Seller (and any of its Affiliates that sells Purchased Assets pursuant to this Agreement) has made the Tax Certification (i) upon making any such withholding of Taxes imposed by any jurisdiction outside the United States (“Foreign Taxes”), Buyer shall pay to Seller the additional amount necessary so that Seller shall have received the same amount as if withholding of Foreign Taxes had not been required or made, taking into account any additional Foreign Taxes payable with respect to such additional amount, which Foreign Taxes the Buyer shall timely pay to the relevant Governmental Authority in accordance with applicable Law (Buyer shall send to Seller proof of such payment within [**] following such payment), ignoring for purposes of this clause (i) the availability of any credit or deduction for Foreign Taxes

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

to which Seller (or any of its Affiliates) could be entitled, and (ii) by [**] of the calendar year following any calendar year in which Buyer has made any such withholding of Foreign Taxes, Seller shall pay or cause to be paid to Buyer an amount equal to the estimate (as determined by the Seller in its good faith discretion) of reductions in Tax liability of Seller as a result of credits and deductions to which Seller is entitled for the immediately preceding calendar year as a result of imposition of such Foreign Taxes so withheld by Buyer (estimated on a with-and-without basis by Seller in its good faith discretion). Notwithstanding the foregoing, if Seller is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, applicable withholding Tax, it shall as soon as reasonably practicable deliver to Buyer or the appropriate Tax authority (with the assistance of Buyer to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Buyer of its obligation to withhold such Tax and Buyer shall apply the reduced rate of withholding or dispense with withholding, as the case may be.

Section 2.9. Allocation. Seller shall allocate the Closing Payment, the Milestone Payment, the Earnout Payments (to the extent such Milestone Payment and Earnout Payments are paid in the taxable year that includes the Closing), and the Assumed Liabilities (to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code (the “Allocation”) prior to or within [**] following the end of the calendar year in which the Closing occurs and shall deliver to Buyer a copy of such Allocation (IRS Forms 8594) promptly after such determination. It is understood that the delivered copies of such IRS Forms 8594 will not include items that are specific to the Buyer or the Seller (or any of their Affiliates) and that each such Party shall be allowed to include any such items in the Form 8594 that such Party will file with the IRS, as applicable. The Parties agree to file (and cause their respective Affiliates to file) all Tax Returns (including, if applicable, IRS Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594) and any other forms, reports or information statements required to be filed pursuant to Section 1060 of the Code and the applicable regulations thereunder, and any similar or corresponding provision of U.S. state or local Tax Law, in a manner that is consistent with the finalized Allocation and to refrain from taking any position inconsistent therewith unless required by applicable Law. However, nothing herein shall prevent the Parties (and their respective Affiliates) from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Allocation and no Party (nor any of its Affiliates) shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging the Allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth on the particular Schedule (provided, that any information disclosed in any Schedule with respect to any representation and warranty set forth herein shall be deemed disclosed and incorporated by reference in any other Schedule with respect to any other representation and warranty set forth herein to the extent such fact is disclosed in such a way as to make its relevance to the information called for by such other Schedule reasonably apparent on its face) numbered and captioned to correspond to, and referenced in, such representation or warranty:

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 3.1. Organization, Standing and Power. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where the failure to so qualify has not had, and would not reasonably be expected to have, a material adverse effect on the Purchased Assets or the Seller’s ability to fulfill its obligations hereunder.

Section 3.2. Authority; Binding Agreements. The execution and delivery by Seller of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. Seller has all requisite power and authority to enter into this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby, and this Agreement and such Related Documents have been duly executed and delivered by Seller. This Agreement and the Related Documents to which Seller is or will become a party are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

Section 3.3. Conflicts; Consents. Except as would not reasonably be expected to have a material adverse effect on the Purchased Assets or Seller’s ability to fulfill its obligations hereunder, the execution and delivery by Seller of this Agreement and the Related Documents to which it is a party, the consummation of the transactions contemplated hereby and compliance by Seller or any of its Affiliates, as applicable, with any of the provisions hereof and thereof do not and will not:

(a) conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive or organizational documents of Seller;

(b) contravene, conflict with, violate, result in a default or breach of or give rise to any right of termination under any Contract to which Seller is a party or to which the Purchased Assets are subject;

(c) violate any Law applicable to Seller or the Purchased Assets;

(d) result in the creation or imposition of any Lien upon any Purchased Asset; or

(e) require any notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority.

Section 3.4. Good Title; Purchased Inventory.

(a) (i) Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens, and has the complete and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

unrestricted power and unqualified right to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets free and clear of all Liens; and (ii) there are no adverse claims of ownership to the Purchased Assets and neither Seller nor any Affiliate has received notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets.

(b) All of the surgical training equipment included in the Purchased Inventory is in good operating condition and repair (except for ordinary wear and tear). All Purchased Inventory comprising an Instrument (i) was manufactured and held in accordance with then- current Good Manufacturing Practices and in compliance with applicable Law and applicable specifications for such Purchased Inventory and (ii) as of the Closing Date, complies with such specifications.

Section 3.5. Intellectual Property.

(a) Seller or one of its Affiliates is the sole and exclusive owner of the Purchased Intellectual Property in each jurisdiction in which such Purchased Intellectual Property is registered. Seller’s Affiliate, Janssen Research & Development, LLC, is the sole and exclusive owner of the Data, and Seller has the authority to enter into this Agreement with respect to the Data. To Seller’s Knowledge, the Purchased Intellectual Property are subsisting, valid and has not been determined to be unenforceable by a court of competent jurisdiction. Seller and its Affiliates, collectively, have the sole and exclusive right to grant the license to the Data granted pursuant to Section 5.7.

(b) To Seller’s Knowledge, the Purchased Intellectual Property are the only Patents Controlled by Seller or its Affiliates that cover the Instrument or the Purchased Inventory.

(c) No funding, facilities or personnel of any Governmental Authority in the United States has been used to create or develop the Instrument or any of the Technology.

(d) Buyer understands and acknowledges that Seller has not completed a right- to-market analysis and opinion related to the commercial manufacture and sale of the Instrument. Buyer further understands and acknowledges that Seller has been engaged in an on-going process to review relevant prior art in markets relevant to Seller as part of a program to ultimately reach a decision as to whether and where Instruments may be manufactured, sold, and used. Buyer further understands and acknowledges that Seller is not in a position to inform Buyer of any right-to- market opinions and that Buyer must ultimately make such decisions, and take responsibility for such decisions, itself. Buyer further understands and acknowledges that Seller has provided Buyer with the search strategies it has used with regard to Seller’s program to review and analyze such prior art with an ultimate goal of determining whether Seller could eventually manufacture, use, and sell Instruments. To Seller’s Knowledge, the Instrument does not infringe, nor does it misappropriate the Intellectual Property Rights of any other Person in those markets where Seller has conducted the aforementioned searches. To Seller’s Knowledge, no Actions are pending or have been instituted or asserted against Seller and Seller has not received any notice (i) claiming that the use by Seller of any Purchased Intellectual Property, or the manufacture, offer for sale, licensing or use of the Instrument or any of the Technology infringes or misappropriates the Intellectual Property Rights of another Person, or (ii) challenging the ownership rights of Seller to any Purchased Intellectual Property (including any cancellation, opposition, or other Action before any tribunal).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 3.6. Assumed Contracts. Seller has made available to Buyer true, complete and correct copies of the Assumed Contracts, including all amendments, modifications and waivers relating thereto. The Assumed Contracts are (i) in full force and effect, (ii) the legal, valid and binding obligations of Seller and, to Seller’s Knowledge, the other parties thereto, and (iii) enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity. To Seller’s Knowledge, there exists no default, or any event which upon notice or the passage of time, or both, would reasonably be expected to give rise to any default, in the performance by Seller or any other party under any of the Assumed Contracts. To Seller’s Knowledge, Seller has not received any notice, nor does any party to any of the Assumed Contracts intend to cancel or terminate any such Assumed Contract or intend to submit to Seller any claim of breach by any such party with respect to the performance of Seller’s obligations under any such Assumed Contract.

Section 3.7. Compliance with Law; Litigation; Regulatory Matters.

(a) Seller and its Affiliates have at all times been, in all material respects, in compliance with all Laws applicable to the Purchased Assets (including with respect to the research, development, investigation, manufacture, testing, packaging, labeling and storage of the Instrument and the Technology). There is no Action pending or, to Seller’s Knowledge, threatened with respect to the Purchased Assets or Seller’s Exploitation of the Purchased Assets or the Instrument, nor to Seller’s Knowledge, are there any facts, circumstances or conditions on which any such Action would reasonably be expected to be brought in the future. There is no outstanding Order of any Governmental Authority against Seller arising out of or relating to Purchased Assets or the Instrument.

(b) Schedule 3.7(b) sets forth a true and complete list of (i) all material Regulatory Authorizations held by Seller or under which Seller conducts business, or that have been submitted by or on behalf of Seller, in each case exclusively relating to the Instrument, and (ii) all applications or notifications or submissions for Regulatory Authorizations pending in relation thereto. Seller is the sole and exclusive owner of the Regulatory Authorizations and none of the Regulatory Authorizations has been sold, conveyed, delivered, transferred or assigned to another party. Each such Regulatory Authorization has been validly issued or acknowledged by the appropriate Governmental Authority and is in full force and effect.

(c) With respect to the Instrument, neither Seller nor, to Seller’s Knowledge, any officer, employee, agent or distributor of Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Regulatory Authority to invoke any similar policy.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 3.8. Taxes. Seller has timely paid all Taxes due and owed by it, the non- payment of which would result in a Lien on any Purchased Asset or could result in Buyer becoming liable or responsible therefor. This Section 3.8 and Section 3.9 contain the exclusive representations and warranties of the Seller with respect to Taxes.

Section 3.9. Employment Matters.

(a) For each Eligible Employee, Seller has made available to Buyer the following information, as applicable, for each: position, work location, current compensation paid or payable, all wage arrangements, fringe benefits (other than those generally applicable to similarly situated employees) and visa and greencard application status. To the Seller’s Knowledge, no Eligible Employee is a party to, or is otherwise bound by, any agreement or arrangement with any Third Party, including any confidentiality or non-competition agreement, that adversely affects or restricts the performance of such individual’s duties to Seller.

(b) With respect to the Eligible Employees, Seller and its Affiliates are in compliance, in all material respects, with all Laws governing the employment of labor and the withholding of Taxes, including all such Laws relating to wages, hours, affirmative action, collective bargaining, classification, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and Social Security Taxes and similar Taxes.

(c) With respect to his or her employment for Seller or its Affiliates, none of the Eligible Employees is covered by a collective bargaining, works council or similar agreement, and no union or other collective bargaining unit or employee organizing entity has been certified or recognized by Seller or any of its Affiliates as representing any such employee. There are no Actions pending or, to Seller’s knowledge, threatened with respect to the Eligible Employees listed regarding their employment or affiliation with Seller or its Affiliates.

(d) Each employee benefit plan, program, policy, or arrangement of Seller or its Affiliates in which an Eligible Employee is eligible to participate or is a party is and has been operated, in all material respects, in accordance with its terms and applicable Laws, and any such plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter on which Seller or its Affiliate is entitled to rely. No Eligible Employee participates in an employee benefit plan subject to Title IV of ERISA with respect to his or her employment with Seller or an Affiliate, and neither Seller nor its Affiliates has any liabilities with respect to any such plan.

Section 3.10. Brokers. No agent, broker, firm or other Person acting on behalf, or under the authority, of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 3.11. No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer in any form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Purchased Assets, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular Schedule (provided, that any information disclosed in any Schedule with respect to any representation and warranty set forth herein shall be deemed disclosed and incorporated by reference in any other Schedule with respect to any other representation and warranty set forth herein to the extent such fact is disclosed in such a way as to make its relevance to the information called for by such other Schedule reasonably apparent on its face) numbered and captioned to correspond to, and referenced in, such representation or warranty:

Section 4.1. Organization, Standing and Power. Buyer is a company duly organized, validly existing and in good standing under the Laws of England and Wales and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to so qualify has not had, and would not reasonably be expected to have, a material adverse effect on Buyer’s ability to fulfill its obligations hereunder.

Section 4.2. Authority; Binding Agreements. The execution and delivery by Buyer of this Agreement and the Related Documents to which it (or any of its Affiliates) is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer and its applicable Affiliates. Buyer (and, with respect to the Related Documents, its Affiliates party thereto) has all requisite power and authority to enter into this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby, and this Agreement and such Related Documents have been duly executed and delivered by Buyer and, as applicable, its Affiliates. This Agreement and the Related Documents to which Buyer or any of its Affiliates is a party are the legal, valid and binding obligations of Buyer and, as applicable, its Affiliates, enforceable against Buyer and its applicable Affiliates in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

Section 4.3. Conflicts; Consents. Except as would not reasonably be expected to have a material adverse effect on Buyer’s ability to fulfill its obligations hereunder, the execution and delivery by Buyer of this Agreement and by Buyer and each of its Affiliates of the Related Documents to which it is a party, the consummation of the transactions contemplated hereby and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

compliance by Buyer and its applicable Affiliates with the provisions hereof and thereof do not and will not (a) conflict with or result in a breach of the constitutive or organizational documents of Buyer or its Affiliates that are party to any Related Document, (b) violate any Law applicable to Buyer, its Affiliates or Buyer’s or its Affiliates’ properties or assets, or (c) require the consent of, or any notification to or filing with, any Governmental Authority.

Section 4.4. Brokers. No agent, broker, investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller in connection with any of the transactions contemplated hereby.

Section 4.5. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has not relied on any representation, warranty or statement of Seller or upon any other information provided by or on behalf of Seller, with the exception of the representations and warranties set forth in ARTICLE III of this Agreement; and (b) that Seller has not made any representation or warranty as to Seller, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE III of this Agreement. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that neither Seller nor any Affiliate of Seller has any responsibility to Buyer arising out of or directly or indirectly relating to any statements or representations or warranties made by Michael Keane, David Bordeau or any Transferred Employee with respect to the Purchased Assets, Assumed Liabilities or otherwise in connection with the transactions contemplated hereby.

Section 4.6. Financial Capability. As of the Closing, Buyer will have sufficient cash available to pay the Closing Payment on the terms and conditions contemplated by this Agreement. Buyer has, or has access to financing sources with, sufficient cash to pay the Milestone Payment and Earnout Payments.

Section 4.7. No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, or any representation or warranty arising from statute or otherwise in law.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Further Assurances; Wrong Pockets; Non-Assignable Rights; Introduction to Suppliers.

(a) At and after the Closing Date, and without further consideration therefor, (a) Seller shall execute and deliver to Buyer (or its designated Affiliate) such further documents, instruments and certificates of conveyance and transfer and shall take, or cause to be taken, all such further actions as Buyer may reasonably request, in order to convey and transfer the Purchased Assets from Seller to Buyer (or its designated Affiliate) and put Buyer (or its designated Affiliate) in operational control of the Technology, or for aiding, assisting, collecting and reducing to possession, and vesting and perfecting Buyer’s (or its designated Affiliate’s) right and title to, the Purchased Assets and exercising Buyer’s (or its designated Affiliate’s) rights with respect thereto, and (b) Buyer (or its designated Affiliate) shall execute, or shall arrange the execution of, and deliver to Seller, such further instruments and certificates of assumption as Seller may reasonably request, in order to effectively make Buyer (or its designated Affiliate) responsible for all Assumed Liabilities.

(b) Until the first anniversary of the Closing Date, if either Buyer or Seller becomes aware that any of the Purchased Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer or its Affiliate, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable, transfer such property, with any necessary prior Third Party consent, to (i) Buyer or its designated Affiliate, in the case of any Purchased Asset which was not transferred to Buyer or its designated Affiliate at the Closing; or (ii) Seller, in the case of any Excluded Asset which was transferred to Buyer or its Affiliate at the Closing.

(c) If the assignment or transfer of any asset included in the Purchased Assets (including any Assumed Contract) or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset (including any Assumed Contract), claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Buyer or its designated Affiliate (each, a “Non-Assignable Right”), then Seller shall (and Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith) for a period of [**] undertake commercially reasonable efforts, at Seller’s sole cost and expense, to obtain such consent as soon as reasonably practicable following the Closing; provided, however, none of Seller, Buyer or any of their respective Affiliates shall be required to pay money to any Person, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person in connection with such efforts. If any such consent cannot be obtained promptly following Closing, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non- Assignable Right; and (ii) at Buyer’s election, (A) the Non-Assignable Right shall be an Excluded Asset and neither Buyer nor any of its Affiliates shall have any Liability whatsoever with respect to any such Non-Assignable Right or any Liability with respect thereto, or (B) Seller shall undertake commercially reasonable, at Seller’s sole cost and expense, to obtain for Buyer or its designated Affiliate substantially comparable benefits of such Non-Assignable Right, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller, and (2) subject to the consent and control of Buyer, enforcing, at the cost and for the account of Buyer, any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Buyer acknowledges that as a condition to Seller providing Buyer with benefits of any Non-Assignable Right, Buyer shall perform the relevant obligations of Seller thereunder.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) During the [**] period commencing on the Closing Date, and without further consideration therefor, Seller shall grant or furnish Buyer and its Representatives with reasonable access to, and facilitate introductions with, Seller’s suppliers of materials and services for the manufacture, assembly, testing and packaging of equipment related to the Instrument.

Section 5.2. Confidentiality; Non-Solicitation.

(a) Confidentiality.

(i) Each of Buyer and Seller acknowledges that the Confidential Information provided to it, its Affiliates or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to the Confidential Information related to or included in the Data or the Purchased Assets.

(ii) For a period of [**] from and after the Closing, the Seller shall, and shall cause its Affiliates and Representatives to, treat as confidential, safeguard and not disclose to any Person or use any or all confidential or proprietary information, knowledge and data (A) included in or related to the Purchased Assets or (B) disclosed or made available to Seller, its Affiliates or Representatives by Buyer, its Affiliates and Representatives; provided, however, that the foregoing restrictions shall not apply to any such disclosure (1) as permitted or contemplated by this Agreement or any Related Documents (including, with respect to notifying and informing the counterparties to Assumed Contracts of the transactions contemplated hereby), (2) required by law or regulation, (3) of information that is generally available to the public or (4) in connection with defending, prosecuting, arbitrating or enforcing its rights under this Agreement or any Related Document. Seller shall and shall cause its respective Affiliates and Representatives to use at least the same level of care to prevent any unauthorized use or disclosure of such information as it exercises in protecting its own information of a similar nature, but in no event less than a reasonable standard of care.

(b) Non-Solicitation. Until the date that is [**] after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment any employee of Seller or any employee of Seller’s Affiliates with whom Buyer had contact in connection with the transactions contemplated hereby, in each case, who was employed by Seller or its Affiliates, as the case may be, as of the Closing Date (other than the Transferred Employees). This Section 5.2(b) shall not prohibit Buyer or its Affiliates from (i) soliciting for employment any employee of Seller or its Affiliates as of the Closing Date whose employment with Seller or its Affiliates has terminated at least [**] prior to such solicitation, provided that such termination was not encouraged by Buyer or its Affiliates or (ii) engaging in general media advertising or solicitation or utilizing any Third Party search firm for the solicitation of employees, in each case, that may be targeted to a particular geographic, technical or business area or subject but that is not specifically targeted towards employees of Seller or its Affiliates.

Section 5.3. Tax Matters.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(a) Allocation of Taxes. All ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(b) Transfer Taxes. All recordation, transfer, documentary, excise, sales, use, stamp, conveyance or other similar Taxes imposed or levied by reason of, in connection with or attributable to this Agreement, the Related Documents and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by Seller; provided, however, that each of the Seller and the Buyer shall be responsible for all interest, penalties, additions or additional amounts imposed as a result of such party’s failure to timely pay its share (as determined under this Section 5.3(b)) of such Transfer Taxes. The Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Law in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Law, the amount of any such Transfer Taxes payable in connection therewith. At the Closing, Buyer shall (or shall call its applicable Affiliate to) deliver to Seller fully completed and executed resale exemption certificates or other applicable exemption certificates for all jurisdictions in which Purchased Inventory is to be transferred and for which resale exemption certificates are necessary to comply with, or minimize Tax under, applicable Law.

(c) Value Added Tax. Notwithstanding anything contained in Section 2.8 or Section 5.3(b), this Section 5.3(c) shall exclusively address the treatment of Value Added Tax for purposes of this Agreement. All amounts expressed to be payable under this Agreement by any Party to this Agreement which (in whole or in part) constitute the consideration for any supply for Value Added Tax purposes are deemed to be exclusive of any Value Added Tax which is chargeable on that supply, and accordingly, if any Value Added Tax is or becomes chargeable on any supply made by any Party to this Agreement (the “Supplier”) and the Supplier or an Affiliate of the Supplier is required to account to the relevant tax authority for the Value Added Tax, the Party receiving such chargeable supply (the “Recipient”) shall pay to the Supplier (in addition to and at the same time as paying any other consideration for such supply, or thirty (30) days after the receipt by the Recipient of an appropriate invoice in respect of such Value Added Tax) an amount equal to the amount of the Value Added Tax (and such Supplier must promptly provide an appropriate invoice in respect of such Value Added Tax to the Recipient to the extent that such an invoice has not already been provided).

(d) Cooperation and Exchange of Information. Each of Seller and Buyer shall use reasonable efforts to (i) provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, audit or other examination by any Taxing authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Purchased Assets, (ii) retain in accordance with its policies and provide the other with any information that may be relevant to such Tax Return, audit or examination, proceeding or determination (as may reasonably be requested by the other in connection with the

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

preparation of any Tax Return, audit or other examination by any Taxing authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Purchased Assets) and (iii) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Any reasonable out-of-pocket expenses incurred by a Party (or any of its Affiliate) in complying with any request for assistance or information from the other Party pursuant to this Section 5.3(d) shall be reimbursed by such other Party.

(e) FIRPTA Certificate. The Seller (and each applicable Affiliate) shall deliver to Buyer a certification conforming to the requirements of Treasury Regulations Section 1.1445- 2(b)(2) (any such certification, a “FIRPTA Certificate”).

(f) Survival of Covenants. The covenants contained in this Section 5.3 shall survive until [**] after the expiration of the applicable statute of limitations (including extensions thereof).

Section 5.4. Public Announcements. No public announcement related to this Agreement or the transactions contemplated herein will be issued without the joint written approval of Seller and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which either Seller or Buyer, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities or those of its Affiliates are listed. If either Party, in its good faith judgment, believes such disclosure is required, such Party shall use its commercially reasonable efforts (to the extent legally permissible and reasonably practical) to consult with the other Party and its Representatives, and to consider in good faith any revisions proposed by the other Party or its Representatives, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure.

Section 5.5. Regulatory Matters.

(a) After the Closing Date, as between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, Buyer and its Affiliates shall have the sole right and responsibility for all regulatory matters relating to the Instrument and the Technology. To the extent that Seller is required by applicable Law to communicate with any Governmental Authority with respect to the Instrument or the Purchased Assets following the Closing, Seller shall notify Buyer of such communication. Seller shall reasonably cooperate with Buyer in responding to Buyer’s questions as reasonably required in order for Buyer to fulfill its regulatory submission obligations under applicable Law with respect to the Instrument and the Technology, provided however, such cooperation shall consist solely of up to six (6) telephone conversations (not to exceed two (2) hours each) between Buyer’s and Seller’s personnel. Any such telephone conversations shall take place no later than [**] after the Closing Date. For the avoidance of doubt, in no event shall Seller be required to review or approve any of Buyer’s regulatory submissions or amend or revise any of its own regulatory submissions.

(b) After the Closing Buyer shall, or shall cause its Affiliate to, Label the external packaging of the Purchased Inventory to identify Buyer as the Purchased Inventory “manufacturer,” as such term is used pursuant to applicable Law.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 5.6. Employment Matters.

(a) Prior to the date of this Agreement Buyer or its designee has offered employment to those employees of Seller or its Affiliates listed on Schedule 5.6(a) (such employees, the “Eligible Employees”). With respect to those employees that accept such offer of employment (the “Transferred Employees”), effective as of the Closing, Seller or its applicable Affiliate shall take such actions as may be necessary to terminate the employment of each such Transferred Employee, and each Transferred Employee shall cease to be an employee of Seller and shall become an employee of Buyer or its designee, effective as of such time. Buyer or its designee’s employment of any Transferred Employee shall be on “at-will” basis.

(b) During the period commencing on the Closing Date and ending on the date which is [**] from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or its designee), Buyer shall, or shall cause its designee to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less favorable than the target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Closing; and (iv) severance benefits that are the better of (A) the Seller’s practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing or (B) those provided under Buyer’s severance practice, plan or policy. With respect to any employee benefit plan maintained by Buyer or its designee for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its designee to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding benefit plan. Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee, and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold the Seller harmless for: (A) any statutory, common law, contractual or other severance with respect to any Transferred Employee; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(c) Seller shall be liable for, and shall promptly pay, all wages, salaries, bonuses, fees, commissions, payroll Taxes and employee benefits, including accrued vacation pay or time off, due, owing or accrued for all Transferred Employee prior to the Closing Date. In particular, Seller shall provide and continue to provide all continuation coverage under its, or its Affiliates’, group health plans required by ERISA, the Code and other applicable Law for employees that are terminated by Seller or its Affiliate and do not accept an offer of employment with Buyer or its designee pursuant to Section 5.6(a). Buyer (or its designee) shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and its Affiliates from and against any claims relating to the employment of any Transferred Employee after the Closing, including in respect of any act or omission relating to the employment of any Transferred Employee after the Closing.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) Nothing in this Section 5.6, express or implied, is intended to or shall confer upon any Person other than the parties hereto, including any Transferred Employee, any right, interest, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person shall be treated as a third party beneficiary by, in, or under this Agreement or any Related Document. Nothing in this Agreement shall constitute an amendment or modification to any employee benefit plan, program, policy, or arrangement.

Section 5.7. Data License; Right of Reference; Covenant Not-to-Sue; Know-How.

(a) Seller hereby grants, or, in each case, as applicable, causes its Affiliates to grant, to Buyer an exclusive (even as to Seller and its Affiliates), perpetual, transferable, worldwide, paid-up, royalty-free, assignable, sublicensable through multiple tiers of sublicensees (to Buyer’s Affiliates and Third Parties in connection with any license of the Instrument, the Technology or any improvements to the Instrument or the Technology) license and right to use the Data for the sole purpose of Exploiting the Instrument, the Technology, any improvements to the Instrument or the Technology and the Earnout Products (such license, the “Data License”). Further, Seller hereby authorizes Buyer (and Buyer’s Affiliates and Third Party licensees and sublicensees) to reference and rely upon the Data (including the IND referenced therein) in any submissions to FDA or any other applicable Governmental Authority relating to the Technology or any improvements thereto.

(b) Subject to the Data License, Seller shall retain ownership of the Data and the right to use the Data in connection with its development, manufacture, marketing, distribution, use and sale of any biopharmaceutical products.

(c) Seller hereby covenants and agrees not to, and shall cause its Affiliates and Representatives not to, sue or make any claims or demands, or to commence, cause, or permit to be prosecuted any Action against Buyer, any of Buyer’s Affiliates, licensees or sublicensees or any of their respective Representatives for infringement, misappropriation or violation of any Intellectual Property Rights Controlled by Seller or its Affiliates arising from (i) the manufacture, sale, importation or use of the instrument described on Schedule 1.1(b) (the “Existing Instrument”) or (ii) any development of the Existing Instrument unless such development infringes, misappropriates or violates any Intellectual Property Rights Controlled by Seller or its Affiliates not currently embodied in the Existing Instrument.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Survival; Expiration.

(a) Notwithstanding any investigation made by or on behalf of Seller or Buyer prior to, on or after the Closing Date, the representations and warranties contained in this Agreement (including the Schedules hereto) and in any Related Document shall survive the Closing and shall terminate on the date that is [**] following the Closing Date (the “Indemnity Termination Date”), except that the representations and warranties of Seller set

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority; Binding Agreements), Section 3.3 (Conflicts; Consents), Section 3.4(a) (Good Title), Section 3.8 (Taxes) and Section 3.10 (Brokers) and Buyer set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Binding Agreements), Section 4.3 (Conflicts; Consents) and Section 4.4 (Brokers) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations (including extensions thereof).

(b) The covenants, agreements and obligations of the Parties shall survive until fully performed and discharged, unless otherwise expressly provided herein.

Section 6.2. Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates, and their respective Representatives (collectively, the “Buyer Indemnified Parties”), from and against, and shall compensate and reimburse them for, any and all Liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorneys’ fees and expenses and costs and expenses of investigation other than any such fees incurred in connection with a dispute regarding whether a matter is indemnifiable hereunder) (collectively, “Losses”) actually incurred or suffered by any such Person arising from:

(a) any breach or inaccuracy of any representation or warranty of Seller in this Agreement (it being acknowledged and agreed by the Parties that, for purposes of the right to indemnification pursuant to this Section 6.2(a), the representations and warranties of Seller contained herein shall not be deemed qualified by any references herein or therein to “material”, “materiality”, “material adverse effect” or similar formulations).

(b) any failure by Seller to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Seller under this Agreement;

(c) any Excluded Liability; or

(d) any Transfer Taxes, Value Added Tax or Apportioned Obligations allocated to Seller pursuant to Section 5.3.

Section 6.3. Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective Representatives (collectively, the “Seller Indemnified Parties”), from and against, and shall compensate and reimburse them for, any and all Losses actually incurred or suffered by any such Person arising from:

(a) any breach or inaccuracy of any representation or warranty of Buyer in this Agreement (it being acknowledged and agreed by the Parties that, for purposes of the right to indemnification pursuant to this Section 6.3(a) the representations and warranties of Buyer contained herein shall not be deemed qualified by any references herein or therein to “material”, “materiality”, “material adverse effect” or similar formulations);

(b) any failure by Buyer to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Buyer under this Agreement;

(c) any Assumed Liability;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) any Transfer Taxes, Value Added Tax or Apportioned Obligations allocated to Buyer pursuant to Section 5.3; or

(e) Buyer or its Affiliates use of any Purchased Inventory (other than for any Losses giving rise to a right of indemnification under Section 6.2).

Section 6.4. Limitations.

(a) Except with respect to Fraud or any breach or inaccuracy of any Fundamental Representation, no amount of indemnity shall be payable hereunder as a result of any claim arising under Section 6.2(a) or Section 6.3(a) in connection with a breach or inaccuracy of a representation or warranty (i) with respect to any such individual breach or inaccuracy, unless the aggregate Losses arising from such breach or inaccuracy exceeds [**] and (ii) unless and until the Indemnified Party has suffered, incurred, sustained or become subject to Losses in excess of [**] (the “Threshold”) in the aggregate, in which case the Indemnified Party may bring a claim for all Losses in excess of such amount. The maximum aggregate liability of an Indemnifying Party under Section 6.2(a) or Section 6.3(a) in connection with a breach or inaccuracy of a representation or warranty shall not exceed (A) except with respect to Fraud or any breach or inaccuracy of any Fundamental Representation, an aggregate amount equal to [**], (B) with respect to any breach or inaccuracy of any Fundamental Representation, an aggregate amount equal to [**] and (C) with respect to Fraud, [**] (the foregoing clauses (A), (B) and (C), as applicable, the “Cap”).

(b) NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS DAMAGES OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES OR ATTORNEYS FEES, COSTS OR PREJUDGMENT INTEREST THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER, EXCEPT TO THE EXTENT PAYABLE PURSUANT TO ANY THIRD PARTY CLAIM.

(c) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss. If an Indemnified Party fails to use its commercially reasonable efforts to mitigate a Loss, the Losses to which such Indemnified Person is entitled to be indemnified pursuant to this ARTICLE VI shall be reduced to the extent the Indemnifying Party demonstrates that the Indemnified Party’s failure to use its commercially reasonable efforts to mitigate such Loss increased the amount of such Loss.

(d) The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses under this Agreement. The calculation of any Loss subject to indemnification under this

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ARTICLE VI will reflect (i) the amount of any Tax benefit actually recognized by the Indemnified Party for United States federal, state and local and foreign income Tax purposes in the year in which such Loss is suffered or incurred and (ii) the amount of any insurance proceeds received in cash by the Indemnified Party in respect of such Loss in such year, net of the present value of any reasonably probable increase in insurance premiums or other charges paid or to be paid by the Indemnified Party resulting from such Loss and all costs and expenses incurred by any Indemnified Party in recovering such proceeds from its insurers. If subsequent to the payment of any amount by an Indemnifying Party pursuant to this ARTICLE VI, if the Indemnified Party receives reimbursement of all or a portion of such amount from a Third Party, the Indemnified Party shall promptly refund the amount of such payment to the Indemnifying Party.

Section 6.5. Certain Procedures for Indemnification.

(a) If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any Action by any Person not a party to this Agreement (a “Third Party Claim”) against such Indemnified Party for which a Party is required to provide indemnification under this ARTICLE VI (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that Action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party, except to the extent that such failure actually and materially prejudices the Indemnifying Party’s ability to defend such Action.

(b) With respect to Third Party Claims for which indemnification is claimed hereunder, if (i) such claim can properly be resolved by money damages alone and (ii) the amount claimed by the applicable Third Party in such Third Party Claim, taken together with the reasonably estimated costs of defense thereof and the claimed amount with respect to any unresolved claims for indemnification under this ARTICLE VI then pending, is less than or equal to the Cap, then the Indemnifying Party shall be entitled (A) to direct the defense of any claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (B) to settle and compromise any such Third Party Claim with the prior written consent of the Indemnified Party; provided, however, that the Indemnifying Party may not assume control of the defense of any Third Party Claim if (x) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (y) such Third Party Claim seeks any injunction or equitable relief against the Indemnified Party or (z) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim. The Indemnifying Party may not maintain control of the defense, appeal or settlement of any Third Party Claim if the Indemnifying Party has failed or is failing to defend in good faith such Third Party Claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 6.5 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 6.5; provided, however, that in no event shall the Indemnifying Party be responsible for the fees of more than one law firm for the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third Party Claim.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c) If an Indemnified Party shall have a claim to be indemnified by an Indemnifying Party under this Agreement which does not involve a Third Party Claim, the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature, the amount thereof, to the extent known, and the basis for indemnification sought (it being understood that the failure of the Indemnified Party to give such notice with reasonable promptness will not relieve the Indemnifying Party from its indemnification obligations hereunder (except to the extent that such failure actually and materially prejudices the Indemnifying Party’s ability to defend such Action) but that any such notice (which shall constitute a claim for indemnity under this ARTICLE VI) must be provided prior to the date that such indemnification obligations otherwise expire pursuant to Section 6.1). The Indemnifying Party will have [**] from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party.

Section 6.6. Exclusive Remedy. Except for remedies that cannot be waived as a matter of law, if the Closing occurs, indemnification pursuant to this ARTICLE VI will be the exclusive remedy for any claims arising out of or relating in any way to this Agreement or its negotiation and the consummation of the transaction contemplated hereby, other than in respect of claims based on Fraud.

Section 6.7. Indemnification Payments. Any indemnification payment to be made to any Indemnified Party pursuant to this ARTICLE VI shall be effected by wire transfer of immediately available funds within [**] after the determination thereof to an account designated in writing by the applicable Indemnified Party.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Governing Law; Dispute Resolution.

(a) Governing Law. Construction and interpretation of this Agreement and of the dispute resolution clauses, as well as any dispute with respect to this Agreement or any Related Document shall be governed by the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement or such dispute to the substantive Law of another jurisdiction.

(b) Jurisdiction; Venue; Service Of Process. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s address set forth in Section 7.2 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.1.

(c) Mediation. In the event of any dispute of whatever nature arising out of or in connection with the present Agreement, the Parties shall first refer the dispute to proceedings under the ICC Mediation Rules, which mediation shall be deemed to have commenced following the filing of a Request for Mediation. Any such mediation shall be held in New York, New York.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d) Should any such mediation not result in a settlement within [**] from the date of filing the Request for Mediation, either Party has the right to commence an arbitration, as set out below.

(e) Arbitration. All disputes of whatever nature arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this clause.

(i) The number of arbitrators shall be three (3). The seat, or legal place, of arbitration shall be New York, New York. The language to be used in the arbitral proceedings shall be English.

(ii) The award shall be rendered within [**] of the appointment of the chairperson, unless the arbitral tribunal determines, in a reasoned decision, that the interest of justice or the complexity of the case requires that such limit be extended.

(iii) Except as otherwise specifically limited in this agreement, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including but not limited to conservatory relief and injunctive relief, and any such measures ordered by the arbitral tribunal shall, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

(iv) Each party retains the right to apply to (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York for provisional and/or conservatory relief, including pre- arbitral attachments or injunctions, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Judgment upon any award(s) rendered by the arbitral tribunal may be entered in such courts and each Party consents to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder and waives any objection to the laying of venue in such court.

(v) EACH PARTY HERETO WAIVES: (A) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (B) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES AND (C) ANY CLAIM FOR PREJUDGMENT INTEREST.

Section 7.2. Notices.

(a) Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email (with receipt confirmed) or by internationally recognized

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 7.2(b) or to such other address as the Party to whom notice is to be given may have provided to the other Party at least [**] prior to such address taking effect in accordance with this Section 7.2(a). Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by email (with receipt confirmed by telephone or email).

(b) Address for Notice.

If to Seller, to:

Janssen Biotech, Inc.

[**]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

[**]

If to Buyer, to:

Orbit Biomedical Limited

[**]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

[**]

Section 7.3. No Benefit to Third Parties. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein express or implied, is intended to or shall confer upon any Person other than the Parties hereto, any right, interest, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person shall be treated as a third party beneficiary by, in, or under this Agreement or any Related Document.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 7.4. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

Section 7.5. Expenses. Except as otherwise specified herein, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

Section 7.6. Assignment. Neither this Agreement nor any of the rights, benefits or obligations (including any part of such rights, benefits and obligations) of the Parties hereunder may be assigned by either Party without the prior written consent of the other Party, except that either Party may, without the prior written consent of the other Party, assign any of its rights hereunder to any of its Affiliates or any person that, directly or indirectly, acquires all or substantially all of the assets to which this Agreement relates; provided, however, that no such assignment shall relieve the assigning Party of its obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7.6 shall be null and void.

Section 7.7. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

Section 7.8. Severability. If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the invalidity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with law and public policy.

Section 7.9. Equitable Relief. The Parties agree that irreparable damage may occur and that the Parties may not have any adequate remedy at Law and that damages may not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary in this Agreement, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or an order of specific performance or other appropriate equitable remedy to compel performance required hereunder, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Section 7.10. English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original of this Agreement but all of which together shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by facsimile, by electronic signature, or by electronic image scan, receipt acknowledged, to the other Parties.

Section 7.12. Bulk Sales Statutes. Buyer hereby waives compliance by Seller with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

Section 7.13. Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Related Documents, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

[Signature page follows]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

JANSSEN BIOTECH INC.

By:	[**]
Name: [**]
Title: [**]

[Signature Page to Asset Purchase Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

ORBIT BIOMEDICAL LIMITED

By:	[**]
Name: [**]
Title: [**]

[Signature Page to Asset Purchase Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 1.1(a) – Data

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 1.1(b)

Phase II Instrument

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 1.1(c) - Purchased Inventory

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 1.1(d) - Purchased Records

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 1.1(e)

Seller’s Knowledge

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 2.2(a)(iii) - Purchased Intellectual Property

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 2.2.A.4

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 3.7(b) - Regulatory Authorizations

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 5.6(a)

Eligible Employees

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 2.4(b)(ii)

Bill of Sale

(see attached)

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2018, by and among Janssen Biotech Inc., a Pennsylvania corporation (the “Seller”) and Orbit Biomedical Limited, a limited company organized under the Laws of England and Wales (“Purchaser”).

W I T N E S S E T H :

Seller and Purchaser are parties to that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which (a) Seller has agreed to (and as applicable, shall cause its Affiliates to) sell, convey, deliver, transfer and assign to Purchaser (or its designated Affiliates), and Purchaser has agreed to (and as applicable, shall cause its designated Affiliates to) purchase, take delivery of and acquire from Seller and its Affiliates, Seller’s and its Affiliates’ right, title and interest in, to and under the Purchased Assets, and (b) Seller has agreed to (and as applicable, shall cause its Affiliates to) sell, convey, transfer and assign to Purchaser, and Purchaser (or its applicable Affiliate) has agreed to assume the Assumed Liabilities. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement, unless they are specifically otherwise defined herein.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Seller, and in accordance with the terms and conditions of the Purchase Agreement, Seller hereby agrees as follows:

1. Bill of Sale of Purchased Assets. Seller does hereby irrevocably sell, convey, assign, deliver and transfer to Purchaser and its successors and assigns, forever all of Seller’s right, title, and interest in, to and under the Purchased Assets that are to be transferred to the Purchaser at the Closing pursuant to the Purchase Agreement free and clear of all Liens (subject to Section 2.2(b) (Excluded Assets) of the Purchase Agreement).

2. Assignment and Assumption. Seller does hereby sell, convey, transfer and assign, to Purchaser and its successors and assigns, all of Seller’s right, title, interest in, obligations and liabilities, to and under the Assumed Liabilities at the Closing pursuant to the Purchase Agreement (subject to Section 2.3(b) (Excluded Liabilities) of the Purchase Agreement). Purchaser hereby accepts the foregoing assignment and transfer and agrees to accept, assume and undertake, and timely satisfy and discharge when due, Seller’s obligations, liabilities and responsibilities under or pursuant to such Assumed Liabilities arising from and after the date hereof.

3. Miscellaneous. This Agreement is executed and delivered pursuant to, is in accordance with, and is subject to, all of the representations, warranties, covenants and indemnities set forth in the Purchase Agreement, all of which shall survive the consummation of the transactions contemplated hereby on the basis and to the extent set forth in the Purchase Agreement. In the event that any provision of this Agreement shall be construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall control. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of such counterparts together constitute one and the same instrument. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles.

[Remainder of Page Intentionally Blank]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, the undersigned has, by its duly authorized representative, executed this Bill of Sale and Assignment and Assumption Agreement as of the day and year first above written.

SELLER:

JANSSEN BIOTECH, INC.

By:	[**]
Name: [**]
Title: [**]

[Signature Page to Bill of Sale and Assignment and Assumption Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, the undersigned has, by its duly authorized representative, executed this Bill of Sale and Assignment and Assumption Agreement as of the day and year first above written.

PURCHASER:

ORBIT BIOMEDICAL LIMITED

By:	[**]
Name: [**]
Title: [**]

[Signature Page to Bill of Sale and Assignment and Assumption Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 2.4(b)(iii)

Patent Assignment Agreement

(see attached)

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ASSIGNMENT

WHEREAS, JANSSEN BIOTECH, INC. (“Assignor”), a corporation of the State of Pennsylvania, having a place of business at 800 Ridgeview Drive Horsham PA 19044, and ORBIT BIOMEDICAL LIMITED (“Assignee”), a limited company organized under the Laws of England and Wales, having a place of business at 215 Euston Road, London NW1 2BE, United Kingdom, are parties to that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, Assignor owns rights, title and interest in and to certain United States patent applications as set forth in Exhibit A, which Exhibit A is attached hereto and hereby made a part hereof; and

WHEREAS, Assignee is desirous of acquiring the rights, title and interest in and to said patent applications; and

NOW, THEREFORE, BE IT KNOWN, that for and in consideration of valuable consideration, the amount and receipt of which is hereby acknowledged said Assignor has sold, assigned, transferred and set over, and by these presents does hereby sell, assign, transfer, and set over, unto said Assignee, its successors and assigns, the entire right, title and interest in and to each and all patents and patent applications listed in Exhibit A, hereto annexed, and in and to all extensions, renewals and reissues thereof, including without limitation of generality, any and all choses in action and any and all claims and demands, both at law and in equity, that said Assignor has or may have for damages or profits accrued or to accrue on account of the infringement of any of said patents and patent applications, the same to be held and enjoyed by said Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment and sale had not been made.

Assignor shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the execution of such confirmatory assignments, documents and instruments, as may be necessary or as Assignee may reasonably request in order to fulfill the purposes and intent of this Assignment, it being understood that any expense incident to the execution of such papers shall be borne by the Assignee, its successors and assigns.

This Assignment may be executed in counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any provision of this Assignment shall be construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall control. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles.

[Remainder of the page intentionally left blank]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be signed by its duly authorized officer this 29th day of March, 2018.

JANSSEN BIOTECH, INC.

By:	[**]
Name: [**]
Title: [**]

[Signature Page to Patent Assignment Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WI1NESS WHEREOF, Assignor has caused this Assignment to be signed by its duly authorized officer this 29th day of March, 2018.

ORBIT BIOMEDICAL LIMITED

By:	[**]
Name: [**]
Title: [**]

[Signature Page to Patent Assignment Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT A

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ASSIGNMENT

WHEREAS, JANSSEN PHARMACEUTICA NV (“Assignor”), a BELGIUM corporation, having a place of business at TURNHOUTSEWEG 30, BEERSE B- 2340, BELGIUM, owns rights, title and interest in and to certain United States patent applications as set forth in Exhibit A, which Exhibit A is attached hereto and hereby made a part hereof; and

WHEREAS, ORBIT BIOMEDICAL LIMITED (“Assignee”), a limited company organized under the Laws of England, having a place of business at 215 EUSTON ROAD, LONDON NW1 2BE, UNITED KINGDOM, is desirous of acquiring the rights, title and interest in and to said patent applications:

NOW, THEREFORE, BE IT KNOWN, that for and in consideration of valuable consideration, the amount and receipt of which is hereby acknowledged said Assignor has sold, assigned, transferred and set over, and by these presents does hereby sell, assign, transfer, and set over, unto said Assignee, its successors and assigns, the entire right, title and interest in and to each and all patents and patent applications listed in Exhibit A, hereto annexed, and in and to all extensions, renewals and reissues thereof, including without limitation of generality, any and all choses in action and any and all claims and demands, both at law and in equity, that said Assignor has or may have for damages or profits accrued or to accrue on account of the infringement of any of said patents and patent applications, the same to be held and enjoyed by said Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment and sale had not been made.

Assignor shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the execution of such confirmatory assignments, documents and instruments, as may be necessary or as Assignee may reasonably request in order to fulfill the purposes and intent of this Assignment, it being understood that any expense incident to the execution of such papers shall be borne by the Assignee, its successors and assigns.

This Assignment may be executed in counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any provision of this Assignment shall be construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall control. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles.

[Remainder of the page intentionally left blank]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be signed by its duly authorized officer this 29th day of March, 2018.

JANSSEN PHARMACEUTICA NV

By:	[**]
Name: [**]
Title: [**]

[Signature Page to Patent Assignment Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WlTNESS WHEREOF, Assignor has caused this Assignment to be signed by its duly authorized officer this 29th day of March, 2018.

ORBIT BIOMEDICAL LIMITED

By:	[**]
Name: [**]
Title: [**]

[Signature Page to Patent Assignment Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT A

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 2.4(b)(iv)

Trademark Assignment Agreement

(see attached)

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT (this “Assignment”) is made and entered into as of March 29, 2018 (“Effective Date”) by and among Johnson & Johnson, a New Jersey corporation (“Assignor”), and Orbit Biomedical Limited, a limited company organized under the Laws of England and Wales (“Assignee”).

WHEREAS, Assignor is the owner of the trademark applications and registrations shown in Schedule A, in respect of all goods and services covered by the specifications thereof (collectively, the “Marks”), together with the goodwill of the business connected with the use of, and symbolized by, the Marks;

WHEREAS, Janssen Biotech, Inc., an affiliate of Assignor, and Assignee are parties to that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, in connection with the Purchase Agreement and the transactions contemplated thereby, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, all its right, title and interest to the Marks; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers and conveys to Assignee its entire right, title and interest in and to the Marks and related goodwill and all other corresponding rights that are or may be secured, now or hereafter in effect, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, together with all income, royalties or payments due or payable as of the Effective Date or thereafter, including, without limitation, all claims for damages by reason of past, present, or future infringement, dilution, misappropriation or other unauthorized use of the Marks, with the right to sue for, and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors, assigns or other legal representatives.

Assignor shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such confirmatory assignments, documents and instruments, as may be reasonably necessary or as Assignee may reasonably request in order to fulfill the purposes and intent of this Assignment, it being understood that any expense incident to the execution of such papers shall be borne by the Assignee, its successors and assigns.

Assignor hereby requests the applicable agency with jurisdiction over trademarks to record Assignee as the assignee and owner of the Marks.

This Assignment may be executed in counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any provision of this Assignment shall be construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall control. This Agreement and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles.

[Remainder of the page intentionally left blank]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their duly authorized representatives as of the Effective Date.

Johnson & Johnson

By:	[**]
Name: [**]
Title: [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their duly authorized representatives as of the Effective Date.

Orbit Biomedical Limited

By:	[**]
Name: [**]
Title: [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule A

Trademarks

Attached hereto.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 2.4(b)(v)

Right of Reference Letter

(see attached)

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Janssen Research & Development, LLC Global Regulatory Affairs 200 Great Valley Parkway, Mail Stop M-5-7 Malvern, PA 19355

March    , 2018

Re:	Letter of Authorization to Cross-Reference: Palucorcel (CNTO 2476) IND BB 13198 Program Data of Janssen Research & Development, LLC

To Whom it May Concern:

Reference is made to IND BB-IND 13198 Palucorcel (CNTO 2476) and to the related clinical and device related data contained within as submitted by Janssen Research & Development, LLC, to the FDA (collectively, the “Data”).

Janssen Research & Development, LLC hereby authorizes Orbit Biomedical Limited and its affiliates (collectively, “Orbit”) to reference and rely upon the Data in any initial or subsequent submissions made by Orbit to the FDA related to its sub-retinal catheters. We also authorize the FDA to review this information when considering or taking any actions on any submission related to or involving the Data by Orbit to the FDA.

If you have any questions, please feel free to contact:

[**]

Sincerely,

[**]